Exhibit 99.4

Capitalization

The following table sets forth our capitalization as of March 31, 2013 and as adjusted to give effect to the consummation of the Acquisition, the incurrence of $752 million in new credit facility indebtedness, the incurrence of $425 million in new unsecured indebtedness, the receipt of the Required Consents related to the Proposed Waiver and Amendment and the issuance of the Guarantees.  Our actual capital structure at the time of the consummation of the Acquisition may differ from the as adjusted presentation. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference herein.

	As of March 31, 2013(1)
	Actual	As adjusted
	(Unaudited, dollars in millions)
Debt:
Credit facility(2)	$86.6	$838.6
New unsecured indebtedness(3)	--	425.0
6.750% senior notes due 2015	136.5	136.5
6.750% senior notes due 2016	197.4	197.4
7.000% senior notes due 2017	295.0	295.0
7.625% senior notes due 2018	250.0	250.0
7.000% senior notes due 2019	250.0	250.0
4.500% senior notes due 2020	200.0	200.0
8.000% senior notes due 2021	150.0	150.0
7.500% senior notes due 2027	200.0	200.0
Stewart 6.500% senior notes due 2019		200.0
Other debt	185.2	185.2

Total debt	1,950.7	3,327.7
Total stockholders’ equity(4)	1,385.7	1,349.1
Non-controlling interests	13.4	13.4
Total capitalization	$3,349.8	$4,690.2

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(1)
As adjusted figures are calculated using financial information of Stewart dated as of January 31, 2013 and assume the refinancing in full of Stewart’s 3.125% senior convertible notes due 2014 and 3.375% senior convertible notes due 2016, which we expect to remain outstanding for a limited period following the closing of the Acquisition.

(2)
Actual amounts represent amounts outstanding under our revolving credit facility as of March 31, 2013.  As adjusted amounts represent new indebtedness incurred to finance the Acquisition.  We have received a commitment from JPMorgan Chase Bank, N.A. for up to $1.1 billion of unsecured term and revolving credit facilities, on terms substantially similar to those of our existing revolving credit facility, including with respect to guarantees by our subsidiaries.  We do not expect that we will be required to incur the entire $1.1 billion in connection with the Acquisition.  As of June 5, 2013, the amount of outstanding indebtedness under the Existing Credit Facility was approximately $86.6 million

(3)
We have received a commitment from JPMorgan Chase Bank, N.A. for up to $725 million of unsecured bridge financing.  The bridge facility, if funded, would benefit from guarantees from those of our subsidiaries that also guarantee the credit facilities described in the preceding footnote.

(4)	Retained earnings have been reduced by an estimated $36.6 related to commitment and financing fees.